Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Third Quarter Earnings of $1.4 Million
And Quarterly Cash Dividend of $0.09 Per Share

•
Net income for the three months ended September 30, 2016 totaled $1.4 million, or $0.18 per diluted share, compared to $2.5 million, or $0.30 per diluted share, for the same period in 2015. Net income for the nine months ended September 30, 2016 totaled $4.7 million, or $0.58 per diluted share, compared to $6.4 million, or $0.79 per diluted share, for the same period in 2015.

•
Gross loans outstanding at September 30, 2016, excluding loans held for sale, totaled $847.1 million, an increase of $65.3 million, or 11.2%, on an annualized basis, as compared to the balance at December 31, 2015 of $781.7 million. On a year-over-year basis, gross loans outstanding at September 30, 2016 increased 11.0% as compared to the balance at September 30, 2015.

•
Total deposits were $1.1 billion at September 30, 2016, a 9.8% (13.1% annualized) increase from December 31, 2015, with growth experienced in both non-interest and interest bearing deposits, allowing for a reduction in short-term borrowings.

•
Net interest income for the three months ended September 30, 2016 totaled $9.2 million, an increase of 6.0% over the same period in the prior year, and resulted in an increase in net interest margin, on a fully-tax equivalent basis, from 3.11% to 3.14% for the respective periods.

•
The Board of Directors declared a cash dividend of $0.09 per common share, payable November 18, 2016 to shareholders of record as of November 9, 2016, an increase of 12.5% over the dividend declared in the fourth quarter of 2015.

SHIPPENSBURG, PA (October 27, 2016) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three and nine months ended September 30, 2016. Net income was $1.4 million for the three months ended September 30, 2016, compared to $2.5 million for the same period in 2015. For the nine months ended September 30, 2016, net income was $4.7 million, compared to $6.4 million for the same period in 2015. Diluted earnings per share amounted to $0.18 and $0.58 for the three and nine months ended September 30, 2016, compared to $0.30 and $0.79 for the same periods in 2015.

Thomas R. Quinn, Jr., President and Chief Executive Officer, commented, "We continue to be encouraged by our solid loan results and corresponding growth in deposits. Although our presence in Lancaster, Berks and Dauphin counties is relatively new, the reception has been favorable and we have been able to take advantage of opportunities in these dynamic markets. We have hired seasoned bankers with strong ties to their communities. The early results are encouraging; we will continue to be diligent in our efforts to expand east and take advantage of market disruption."

OPERATING RESULTS

Net Interest Income

Net interest income totaled $9.2 million for the three months ended September 30, 2016, a 6.0% increase compared to $8.7 million the same period in 2015. For the nine months ended September 30, 2016, net interest income was $26.8 million, a 4.7% increase compared to $25.6 million the nine months ended September 30, 2015. Net interest margin on a fully tax-equivalent basis was 3.14% and 3.12% for the three and nine months ended September 30, 2016, compared to 3.11% and 3.16% for the same periods in 2015. Despite higher average balances in loans during both periods in 2016 as compared to 2015 and a 25 basis point increase in the prime lending rate between the two years, the flattening yield curve affected the Company's net interest margin on a year to date basis. For the three months ended September 30, 2016, the net interest margin of 3.14% expanded slightly over the same period in 2015, however, it was 1 basis point lower than the net interest margin for the three months ended June 30, 2016. Maturing loan proceeds were generally reinvested at lower rates due to competitive market conditions. Increases on yields on securities helped increase the average yield earned on interest earning assets in 2016, however, it was not sufficient to offset increased funding costs. The cost of interest bearing liabilities is generally influenced by changes in short-term interest rates. Also influencing the cost of funds was $108 thousand of accelerated interest expense on the call of brokered certificates of deposits issued by the Company for the three and nine months ended September 30, 2016. The combination resulted in the cost of interest bearing liabilities increasing from 48 and 43 basis points for the three and nine months ended September 30, 2015 to 56 and 54 basis points for the corresponding periods in 2016, with the call of the brokered deposits contributing 4 b. p. and 2 b. p. of the increase for the 2016 periods.

Provision for Loan Losses

The Company recorded a provision for loan losses of $250 thousand for the three and nine month periods ended September 30, 2016, compared to a negative provision, or reversal of amounts previously provided, of $603 thousand for the three and nine months ended September 30, 2015. In calculating the required provision for loan losses, both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. The provision for loans losses of $250 thousand for the three and nine months ended September 30, 2016 is reflective of a growing loan portfolio, loan ratings migration, and other qualitative factors. The negative provision in the third quarter of 2015 is the result of a recovery on a loan with prior charge-offs totaling $603 thousand.

As a result of the $250 thousand provision for loan losses combined with net recoveries of $32 thousand during the nine months ended September 30, 2016, the allowance for loan losses increased from $13.6 million at December 31, 2015 to $13.9 million at September 30, 2016. Asset quality ratios remained strong, with the allowance for loan losses representing 1.64% of total loans at September 30, 2016 compared to 1.74% at December 31, 2015. Despite the decrease in the allowance for loan losses to loan ratio, coverage on nonperforming loans increased from 82.0% at December 31, 2015 to 102.2% at September 30, 2016 as nonaccrual loans decreased. Classified loans, defined as loans rated substandard, doubtful or loss, totaled $24.5 million at September 30, 2016, or approximately 2.9% of total loans outstanding, and decreased from $25.3 million, or 3.2% of loans outstanding, at December 31, 2015. In comparison to June 30, 2016, classified loans increased $3.8 million from $20.7 million, principally due to one large lending relationship that migrated to substandard status due to deterioration in the leasing status of the commercial property.

Despite favorable historical charge-off data in 2015 and 2016 and improved asset quality ratios, the growth the Company has experienced in its loan portfolio is one factor that may result in additional provisions for loan losses being needed in future quarters.

Noninterest Income

Total noninterest income for the three months ended September 30, 2016, excluding securities gains, totaled $4.6 million, a decrease of 4.9% from the $4.8 million earned in the same period in 2015. For the nine months ended September 30, 2016, noninterest income, excluding securities gains, totaled $13.4 million, a $179 thousand increase, or 1.4%, compared to the same period in 2015. Mortgage banking activities generated revenue of $1.0 million and $2.4 million for the three and nine months ended September 30, 2016, compared to $837 thousand and $2.2 million for the corresponding periods in 2015. Favorable interest rate conditions have supported increased new home purchases and refinancing activity resulting in the favorable increase in mortgage banking activities revenues during the year. Trust department and brokerage income totaled $1.7 million and $5.3 million for the three and nine months ended September 30, 2016, and represented 5.0% and 4.0% increases in the quarter-to-date and year-to-date periods, respectively. Analysis of the comparison of trust and brokerage income indicates that increased estate fees were able to offset lower brokerage income. Other income totaled $480 thousand and $1.7 million for the three and nine months ended September 30, 2016, representing declines of 49.9%

and 20.3% from the $959 thousand and $2.1 million earned in the same periods in 2015. Favorably influencing 2015 results were incremental gains on the sales of SBA and USDA loans over 2016’s results totaling $177 thousand and $203 thousand for three and nine months, and higher loan fees totaling $187 thousand and $191 thousand for the same periods in 2015.

Securities gains totaled $0 and $1.4 million for the three and nine months ended September 30, 2016, compared to $29 thousand and $1.9 million for the same periods in 2015. For all periods in which securities were sold, asset/liability management strategies and interest rate conditions resulted in gains on sales of securities, as market conditions presented opportunities to accelerate earnings on securities through gains, while also meeting the funding requirements of current and anticipated lending activity.

Noninterest Expenses

Noninterest expenses totaled $12.0 million and $35.7 million for the three and nine months ended September 30, 2016, compared to $11.2 million and $33.4 million for the corresponding prior year periods. Salaries and employee benefits totaled $6.8 million and $19.3 million for the three and nine months ended September 30, 2016, compared to $6.1 million and $18.1 million for the same periods in 2015. Excluding the impact of severance costs of $63 thousand and $360 thousand for the nine months ended September 30, 2016 and 2015, salaries and benefits increased 12.8% and 8.5% for the three and nine month periods in 2016, compared to 2015. The higher expenses in 2016 were due to additional employees, including customer facing bankers in the markets targeted for expansion, merit increases, additional medical expense for the new employees and increased claim activity, as well as higher costs associated with supplemental executive compensation and additional share-based awards granted in 2016.

Consistent with the Bank’s recent growth strategy in which new facilities were acquired in Berks, Cumberland, Dauphin and Lancaster counties, the Bank has experienced increases in occupancy, furniture and equipment expenses. For the three and nine months ended September 30, 2016, these costs totaled $1.5 and $4.1 million, compared to $1.3 million and $4.0 million for the corresponding periods in 2015.

Advertising and bank promotion expense decreased slightly from $471 thousand for the three months ended September 30, 2015 to $433 thousand for the same period in 2016. On a year-to-date basis, advertising and bank promotion expenses totaled $1.2 million, a $204 increase from the corresponding period in 2015. The increase in the year-to-date amount is due primarily to $100 thousand of incremental educational improvement tax credit (“EITC”) contributions that carried over to the first quarter of 2016, and increased expenditures as we continue to promote the Orrstown brand and expand into new markets.

In the third quarter of 2016, the Federal Deposit Insurance Corporation ("FDIC") lowered the assessment rate on banks requiring their insurance, given the surplus accumulated in their fund. The Company benefited from the lower assessment, which lowered the cost of FDIC insurance to $143 thousand and $598 thousand for the three and nine months ended September 30, 2016, compared to $201 thousand and $631 thousand for the same periods in 2015.

Professional services for the three and nine months ended September 30, 2016 totaled $585 thousand and $1.7 million, and decreased from $735 thousand and $2.1 million for the corresponding periods in the prior year. In the second and third quarter of 2015, the Company had higher than normal legal expenses as it attended to legal matters, including the outstanding litigation against the Company and the ongoing confidential investigation with the Securities and Exchange Commission ("Commission") which began in the second quarter of 2015. The SEC matter settled in September 2016, and the legal services associated with it in 2016 have been less than the heightened levels in 2015.

Taxes other than income totaled $186 thousand and $594 thousand for the three and nine months ended September 30, 2016, representing a decrease of $53 thousand and $97 thousand for the three and nine month periods compared to the same periods in 2015. The decrease in expense for the nine months ended September 30, 2016 is the result of incremental EITC contributions made in the first quarter, with a corresponding $90 thousand credit recognized on our Pennsylvania Bank Shares Tax liability, and reduced the tax expense for the period. The lower expense for the three months ended September 30, 2016 as compared to the corresponding period in 2015 is a result of filing the return in the third quarter and truing up the balances.

For the nine months ended September 30, 2016, the Company recorded a regulatory settlement charge, due to its requirement to pay a civil money penalty to the Commission to settle administrative proceedings against the Company. This amount was accrued as of June 30, 2016 as a legal reserve, but was paid in the third quarter of 2016.

Income Taxes

Income tax expense totaled $125 thousand and $991 thousand for the three and nine months ended September 30, 2016, compared to $462 thousand and $1.5 million for the same periods in 2015. The Company’s effective tax rate is significantly less than the federal statutory rate of 35.0% principally due to tax-free income, including interest earned on tax-free loans and securities, and earnings on the cash surrender value of life insurance policies. On a year to date basis, the effective tax rate for the nine months ended September 30, 2016 was 17.4%, compared to 18.9% for the nine months ended September 30, 2015. The lower effective tax rate for the nine months ended September 30, 2016 compared to the same period in 2015 is the result of a larger percentage of tax-free income, additional federal income tax credits in the current year’s results, offset by nondeductible expenses. The 8.0% effective tax rate for the three months ended September 30, 2016 resulted from a lower projected annual rate for the year than at the end of the second quarter of 2016.

FINANCIAL CONDITION

Assets totaled $1.4 billion at September 30, 2016, an increase of $42.8 million from June 30, 2016 and $61.3 million, or 4.7%, from December 31, 2015. Securities available for sale declined from $394.1 million at December 31, 2015 to $374.9 million at September 30, 2016. The Company has experienced strong loan demand, which has resulted in securities available for sale comprising less of the balance sheet at September 30, 2016, as proceeds from securities paydowns have been reinvested in loans. In comparison to June 30, 2016, securities available for sale increased $50.4 million and was the result of the growth in deposits, with the funds invested in securities until such time as funds are needed for loan growth or to pay off existing short-term deposits.

Gross loans, excluding those held for sale, totaled $847.1 million at September 30, 2016, an increase of $65.3 million, or 8.4% (11.2% annualized), from $781.7 million at December 31, 2015. In comparison to September 30, 2015’s loan balance of $762.9 million, loans increased $84.2 million, or 11.0%.

A summary of loan balances, by loan class within segments, is as follows at September 30, 2016, December 31, 2015 and September 30, 2015:

(Dollars in thousands)	September 30, 2016	December 31, 2015	September 30, 2015

Commercial real estate:
Owner-occupied	$111,437	$103,578	$103,550
Non-owner occupied	192,449	145,401	149,022
Multi-family	39,394	35,109	29,531
Non-owner occupied residential	56,759	54,175	53,853
Acquisition and development:
1-4 family residential construction	6,379	9,364	8,061
Commercial and land development	28,030	41,339	35,483
Commercial and industrial	87,492	73,625	69,017
Municipal	54,241	57,511	58,270
Residential mortgage:
First lien	134,498	126,022	125,142
Home equity – term	14,896	17,337	17,629
Home equity – lines of credit	114,274	110,731	105,886
Installment and other loans	7,212	7,521	7,414
	$847,061	$781,713	$762,858

Growth was experienced in many loan segments from December 31, 2015 to September 30, 2016, with the largest increase in the commercial real estate segment, which grew by $61.8 million, and includes construction loans that were converted to permanent loans on a fully amortizing basis upon completion of the projects. The Company continues to capitalize on the market disruption caused by mergers of larger institutions in our market, aided by increased sales efforts and additional relationship managers.

Total deposits were $1.1 billion at September 30, 2016, a 9.8% (13.1% annualized) increase from December 31, 2015. Non-interest bearing deposits increased $17.0 million, or 12.9%, from December 31, 2015 to September 30, 2016 and totaled $148.4 million at September 30, 2016. Interest bearing deposits totaled $984.9 million at September 30, 2016, a 9.3% increase from December 31, 2015. The Company has been able to gather both non-interest bearing and interest bearing deposit relationships from enhanced cash management offerings as it increases its commercial relationships. The additional deposits that the Company obtained in the first nine months of 2016 were used to pay down short-term borrowings and fund a large portion of the loan growth.

Shareholders’ Equity

Shareholders’ equity totaled $139.8 million at September 30, 2016, an increase of $6.7 million, or 5.1%, from $133.1 million at December 31, 2015. This increase was primarily the result of an increase in accumulated other comprehensive income, net of tax, of $3.9 million and net income of $4.7 million for the nine months ended September 30, 2016, offset by dividends declared on common stock of $2.2 million and treasury stock repurchases.

On September 14, 2015, the Board of Directors authorized a stock repurchase plan in which the Company may repurchase up to approximately 416,000 shares in the open market. As of June 30, 2016, 82,725 shares had been repurchased under the plan at a total cost of $1.4 million. No shares were repurchased during the quarter ended September 30, 2016.

Asset Quality

Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and other real estate owned totaled $15.2 million at September 30, 2016, a decrease of $2.9 million, or 15.9%, from December 31, 2015.

The allowance for loan losses totaled $13.9 million at September 30, 2016, an increase of $282 thousand from $13.6 million at December 31, 2015, due to the provision for loan losses and net recoveries for the period. The allowance for loan losses to nonperforming loans totaled 102.2% at September 30, 2016 compared to 82.0% at December 31, 2015, and the allowance for loan losses to nonperforming loans and restructured loans still accruing totaled 95.8% at September 30, 2016, compared to 78.2% at December 31, 2015. Management believes the allowance for loan losses to total loans ratio remains adequate at 1.64% as of September 30, 2016.

Operating Highlights (Unaudited):
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015

Net income	$1,442	$2,461	$4,700	$6,425
Diluted earnings per share	$0.18	$0.30	$0.58	$0.79
Dividends per share	$0.09	$0.07	$0.26	$0.14
Return on average assets	0.43%	0.77%	0.48%	0.70%
Return on average equity	4.09%	7.44%	4.54%	6.57%
Net interest income	$9,234	$8,713	$26,835	$25,626
Net interest margin	3.14%	3.11%	3.12%	3.16%

Balance Sheet Highlights (Unaudited):
	September 30,	December 31,	September 30,
(Dollars in thousands, except per share data)	2016	2015	2015

Assets	$1,354,154	$1,292,816	$1,274,340
Loans, gross	847,061	781,713	762,858
Allowance for loan losses	(13,850)	(13,568)	(13,537)
Deposits	1,133,332	1,032,167	1,047,978
Shareholders' equity	139,795	133,061	134,728
Book value per share	16.86	16.08	16.21

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,	September 30,
(Dollars in thousands)	2016	2015	2015
Assets
Cash and cash equivalents	$37,641	$28,340	$34,272
Securities available for sale	374,902	394,124	394,251

Loans held for sale	3,956	5,917	4,117

Loans	847,061	781,713	762,858
Less: Allowance for loan losses	(13,850)	(13,568)	(13,537)
Net loans	833,211	768,145	749,321

Premises and equipment, net	34,630	23,960	24,242
Other assets	69,814	72,330	68,137
Total assets	$1,354,154	$1,292,816	$1,274,340

Liabilities
Deposits:
Non-interest bearing	$148,388	$131,390	$139,565
Interest bearing	984,944	900,777	908,413
Total deposits	1,133,332	1,032,167	1,047,978
Borrowings	67,099	113,651	79,406
Accrued interest and other liabilities	13,928	13,937	12,228
Total liabilities	1,214,359	1,159,755	1,139,612

Shareholders' Equity
Common stock	437	435	435
Additional paid - in capital	124,935	124,317	124,102
Retained earnings	10,483	7,939	7,151
Accumulated other comprehensive income	5,136	1,199	3,207
Treasury stock	(1,196)	(829)	(167)
Total shareholders' equity	139,795	133,061	134,728
Total liabilities and shareholders' equity	$1,354,154	$1,292,816	$1,274,340

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
Interest and dividend income
Interest and fees on loans	$8,631	$7,912	$25,006	$22,988
Interest and dividends on investment securities	2,023	1,973	5,881	5,693
Total interest and dividend income	10,654	9,885	30,887	28,681
Interest expense
Interest on deposits	1,295	979	3,625	2,536
Interest on borrowings	125	193	427	519
Total interest expense	1,420	1,172	4,052	3,055
Net interest income	9,234	8,713	26,835	25,626
Provision for loan losses	250	(603)	250	(603)
Net interest income after provision for loan losses	8,984	9,316	26,585	26,229

Noninterest income
Service charges on deposit accounts	1,370	1,381	4,045	3,873
Trust department and brokerage income	1,706	1,625	5,256	5,055
Mortgage banking activities	1,012	837	2,381	2,150
Other income	480	959	1,668	2,093
Investment securities gains	0	29	1,420	1,911
Total noninterest income	4,568	4,831	14,770	15,082

Noninterest expenses
Salaries and employee benefits	6,823	6,051	19,318	18,109
Occupancy, furniture and equipment	1,465	1,288	4,117	3,980
Data processing	532	536	1,686	1,573
Advertising and bank promotions	433	471	1,244	1,040
FDIC insurance	143	201	598	631
Professional services	585	735	1,675	2,067
Collection and problem loan	39	108	187	306
Real estate owned expenses	94	42	195	116
Taxes, other than income	186	239	594	691
Regulatory settlement	0	0	1,000	0
Other operating expenses	1,685	1,553	5,050	4,875
Total noninterest expenses	11,985	11,224	35,664	33,388
Income before income tax	1,567	2,923	5,691	7,923
Income tax expense	125	462	991	1,498
Net income	$1,442	$2,461	$4,700	$6,425

Per share information:
Basic earnings per share	$0.18	$0.30	$0.58	$0.79
Diluted earnings per share	0.18	0.30	0.58	0.79
Dividends per share	0.09	0.07	0.26	0.14
Average shares and common stock equivalents outstanding	8,149,416	8,156,867	8,141,525	8,143,338

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Three Months Ended
	September 30, 2016			September 30, 2015
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$23,330	$42	0.72%	$18,824	$21	0.44%
Securities	358,259	2,207	2.45	399,163	2,178	2.16
Loans	844,547	8,860	4.17	756,271	8,183	4.29
Total interest-earning assets	1,226,136	11,109	3.60	1,174,258	10,382	3.51
Other assets	102,828			90,874
Total	$1,328,964			$1,265,132
Liabilities and Shareholders' Equity
Interest bearing demand deposits	$584,257	$330	0.22	$487,710	$226	0.18
Savings deposits	90,790	36	0.16	83,861	34	0.16
Time deposits	279,006	929	1.32	285,125	719	1.00
Short-term borrowings	33,912	21	0.25	94,071	85	0.36
Long-term debt	24,295	104	1.70	24,621	108	1.74
Total interest bearing liabilities	1,012,260	1,420	0.56	975,388	1,172	0.48
Non-interest bearing demand deposits	161,874			146,954
Other	14,515			11,642
Total Liabilities	1,188,649			1,133,984
Shareholders' Equity	140,315			131,148
Total	$1,328,964			$1,265,132
Net interest income (FTE)/net interest spread		9,689	3.04%		9,210	3.03%
Net interest margin			3.14%			3.11%
Tax-equivalent adjustment		(455)			(497)
Net interest income		$9,234			$8,713

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 34% tax rate in 2016 and a 35% tax rate in 2015.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Nine Months Ended
	September 30, 2016			September 30, 2015
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$38,964	$186	0.64%	$20,901	$64	0.41%
Securities	350,975	6,374	2.43	375,212	5,961	2.12
Loans	821,528	25,751	4.19	738,204	23,805	4.31
Total interest-earning assets	1,211,467	32,311	3.56	1,134,317	29,830	3.52
Other assets	98,517			85,221
Total	$1,309,984			$1,219,538
Liabilities and Shareholders' Equity
Interest bearing demand deposits	$549,385	$861	0.21	$498,028	$671	0.18
Savings deposits	89,948	107	0.16	85,284	102	0.16
Time deposits	294,627	2,657	1.20	250,554	1,763	0.94
Short-term borrowings	52,619	112	0.28	89,189	226	0.34
Long-term debt	24,377	315	1.73	21,842	293	1.79
Total interest bearing liabilities	1,010,956	4,052	0.54	944,897	3,055	0.43
Non-interest bearing demand deposits	147,161			132,731
Other	13,699			11,146
Total Liabilities	1,171,816			1,088,774
Shareholders' Equity	138,168			130,764
Total	$1,309,984			$1,219,538
Net interest income (FTE)/net interest spread		28,259	3.02%		26,775	3.09%
Net interest margin			3.12%			3.16%
Tax-equivalent adjustment		(1,424)			(1,149)
Net interest income		$26,835			$25,626

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 34% tax rate in 2016 and a 35% tax rate in 2015.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

Nonperforming Assets / Risk Elements (Unaudited)

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2016	2016	2015	2015

Nonaccrual loans (cash basis)	$13,552	$14,092	$16,557	$16,266
Other real estate (OREO)	719	651	710	1,022
Total nonperforming assets	14,271	14,743	17,267	17,288
Restructured loans still accruing	901	907	793	999
Loans past due 90 days or more and still accruing	39	0	24	0
Total risk assets	$15,211	$15,650	$18,084	$18,287

Loans 30-89 days past due	$1,401	$1,051	$2,532	$1,964

Asset quality ratios:
Total nonaccrual loans to loans	1.60%	1.69%	2.12%	2.13%
Total nonperforming assets to assets	1.05%	1.12%	1.34%	1.36%
Total nonperforming assets to total loans and OREO	1.68%	1.77%	2.21%	2.26%
Total risk assets to total loans and OREO	1.79%	1.88%	2.31%	2.39%
Total risk assets to total assets	1.12%	1.19%	1.40%	1.44%

Allowance for loan losses to total loans	1.64%	1.62%	1.74%	1.77%
Allowance for loan losses to nonaccrual loans	102.20%	95.37%	81.95%	83.22%
Allowance for loan losses to nonaccrual and restructured loans still accruing	95.83%	89.61%	78.20%	78.41%

Roll Forward of Allowance for Loan Losses (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2016	2015	2016	2015

Balance at beginning of period	$13,440	$13,852	$13,568	$14,747
Provision for loan losses	250	(603)	250	(603)
Recoveries	264	725	619	824
Loans charged-off	(104)	(437)	(587)	(1,431)
Balance at end of period	$13,850	$13,537	$13,850	$13,537

About the Company

With nearly $1.4 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services through 25 banking offices and two remote service facilities located in Berks, Cumberland, Dauphin, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, our ability to integrate additional teams across all business lines as we continue our expansion into Dauphin and Lancaster counties and fill a void created in the community banking space from the disruption caused by acquisition of several competitors, and our belief that we are positioned to create additional long-term shareholder value from these expansion initiatives.
Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to continue to successfully execute on our strategic expansion east into Dauphin, Lancaster and Berks counties, take advantage of market disruption, and experience sustained growth in loans and deposits. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Form 10-K for the year ended December 31, 2015 and Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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